EXHIBIT 99.3

ONE SOURCE NETWORKS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of and for the nine months ended September 30, 2015 and 2014

EXHIBIT 99.3

ONE SOURCE NETWORKS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

EXHIBIT 99.3

Independent Accountant’s Review Report

To the Board of Directors and Stockholders of
One Source Networks, Inc.:

We have reviewed the accompanying consolidated financial statements of One Source Networks, Inc., which comprise the consolidated balance sheets as of September 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the nine months then ended, and the related notes to the consolidated financial statements. A review includes primarily applying analytical procedures to management’s financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the consolidated financial statements.
Accountant’s Responsibility
Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.
Accountant’s Conclusion
Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

December 29, 2015
New York, NY

EXHIBIT 99.3

One Source Networks, Inc.
Consolidated Balance Sheets
($000's)

ASSETS	As of September 30, 2015	As of September 30, 2014
CURRENT ASSETS:	(Unaudited)	(Unaudited)
Cash	$3,502	$1,743
Accounts receivable, net of allowances of $354 and $417	7,989	5,673
Prepaid expenses and other current assets	2,356	1,377
Total Current Assets	13,847	8,793
PROPERTY AND EQUIPMENT, NET	3,869	3,220
DEFERRED FINANCING COSTS, net	1,197	1,585
INTANGIBLE ASSETS, net	831	1,814
OTHER ASSETS	104	46
TOTAL ASSETS	19,848	15,458

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,992	$3,715
Accrued expenses and other current liabilities	3,363	2,579
Deferred revenue	794	678
Deferred tax liability	1,649	436
Convertible debt	—	767
Total current liabilities	7,798	8,175

LONG-TERM DEBT, net of discount	42,370	36,199
TOTAL LIABILITIES	50,168	44,374

STOCKHOLDERS' DEFICIT:
Common stock, par value $.01, 26,900,000 shares authorized, 20,030,500 shares issued and outstanding	200	197
Additional pain-in capital	4,305	4,153
Accumulated deficit	(34,825)	(33,266)
Total Stockholders' deficit	(30,320)	(28,916)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	19,848	15,458

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.3

One Source Networks, Inc.
Consolidated Statements of Operations
($000's)

	For the nine months ended September 30, 2015	For the nine months ended September 30, 2014
	(Unaudited)	(Unaudited)
REVENUE
Telecommunication services	$60,646	$47,726

OPERATING ACTIVITIES:
Cost of telecommunication services provided	34,306	28,359
Selling, general and administrative expenses	15,888	11,009
Depreciation and amortization	1,932	1,446
Total operating expenses	52,126	40,814

Operating income	8,520	6,912

OTHER EXPENSE:
Interest expense	4,737	4,271
Other expense, net	34	(366)
Total other expense, net	4,771	3,905

Income before income taxes	3,749	3,007

Provision for income taxes	1,495	1,363

Net Income	$2,254	$1,644

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.3

One Source Networks, Inc.
Consolidated Statements of Stockholders' Deficit
($000's, except for share data)
(Unaudited)

	Common Stock
	Shares	Amount	Additional Pain-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, January 1, 2014	19,730,500	$197	$3,819	$(31,396)	$(27,380)
Stock-based compensation for restricted stock issued	—	—	108	—	108
Issuance of warrants	—	—	226	—	226
Dividends to stockholders	—	—	—	(3,514)	(3,514)
Net income	—	—	—	1,644	1,644
Balance, September 30, 2015	19,730,500	$197	$4,153	$(33,266)	$(28,916)

Balance, January 1, 2015	20,030,500	$200	$4,186	$(33,058)	$(28,672)
Stock-based compensation for restricted stock issued	—	—	119	—	119
Dividends to stockholders	—	—	—	(4,021)	(4,021)
Net income	—	—	—	2,254	2,254
Balance, September 30, 2015	20,030,500	$200	$4,305	$(34,825)	$(30,320)

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.3

One Source Networks, Inc.
Consolidated Statements of Cash Flows
($000's)

	For the nine months ended September 30,
	2015	2014
Cash flows from operating activities:	(Unaudited)	(Unaudited)
Net loss	$2,254	$1,644
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,932	1,446
Deferred income tax benefit	1,274	436
Non-cash interest expense	4,683	4,092
Stock-based compensation	119	108
Gain on settlement of debt	—	(419)
Net Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(1,094)	(2,479)
Prepaid expenses and other assets	(608)	790
Accounts payable	504	1,564
Accrued expenses	760	493
Income tax payable	(430)	—
Deferred revenue	146	(1,112)
Net cash provided by operating activities	9,540	6,563

Cash flows from investing activities:
Purchases of property and equipment	(901)	(492)
Acquisition of StarView Solutions LLC	—	(930)
Purchases of intangible assets	—	(871)
Net cash used in investing activities	(901)	(2,293)

Cash flows from financing activities:
Payments on line of credit	(2,500)	—
Proceeds from borrowings of long-term debt	—	4,000
Payments on long-term debt	(790)	(3,497)
Deferred financing costs	—	(160)
Dividends to stockholders	(4,021)	(3,514)
Net cash used in financing activities	(7,311)	(3,171)

Net change in cash and cash equivalents	1,328	1,099
Cash and cash equivalents, beginning of period	2,174	644
Cash and cash equivalents, end of period	$3,502	$1,743

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$55	$88
Income Taxes	$652	$—

Noncash financing activities
Issuance of convertible debt	$—	$105
Issuance of warrants in connection with debt issuance	$—	$226

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99.3

ONE SOURCE NETWORKS, INC.

(All dollar amounts are presented in thousands)
1.  Description of Business and Basis of Presentation

One Source Networks, Inc. (“OSN”) delivers access to cloud-based voice, video, security and computing applications through customizable, cost-effective, and scalable solutions delivered on its global network with interconnection to over 200 suppliers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). The consolidated financial statements include the accounts of OSN and its wholly-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the value of the revenue earned and require payment within thirty days. Account balances with charges over thirty days old are considered delinquent and management begins collection efforts at that time. Delinquent invoices accrue interest. The Company recognizes allowances for estimated bad debts on customer accounts that are no longer estimated to be collectible. The Company regularly adjusts any allowance for subsequent collections and final determination that an accounts receivable balance is no longer collectible.

Deferred Financing Costs

Costs incurred in obtaining long-term debt are amortized using the straight-line method over the term of the related debt. Amortization expense is included in depreciation and amortization in the consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful life of the asset, which ranges from three to seven years, using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the leasehold improvement or the term of the related lease. Repairs and maintenance costs are expensed as incurred.

EXHIBIT 99.3

2. Summary of Significant Accounting Policies (Continued)

Intangible Assets

Intangible assets consist of software platforms and licenses and customer contracts and are amortized using the straight-line method over an estimated useful life of two to three years.

Impairment of Long-Lived Assets and Intangible Assets Subject to Amortization

Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate the amount recorded may not be recoverable. An impairment loss is recognized for the amount in which the carrying amount of the asset exceeds the fair value, if the carrying amount of the asset is not recoverable. Management believes there was no impairment of long-lived assets and intangible assets as of September 30, 2015 and 2014.

Revenue Recognition

Revenue is recognized for product revenue when the Company enters into a contract with the customer, the product has been delivered as required by the contract and risk of loss has passed to the customer, the price is fixed or determinable, and collection of payment is reasonably assured. If the customer has a right of acceptance, revenue and the associated costs of goods sold are deferred until the terms of acceptance have been satisfied. Revenue is recognized for service revenue upon completion of the service or ratably over the period of the contract for ongoing services. Payments received and any costs incurred in advance of services performed are deferred until the services are rendered.

Stock-based Compensation

Stock-based compensation is measured based on the estimated fair value of the Company’s equity instruments and is recognized in the consolidated statements of operations over the employee’s requisite vesting period.

Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value accounting requires characterization of the inputs used to measure fair value into a three-level fair value hierarchy as follows:

Level 1 - Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.

Level 3 - Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

There are three general valuation techniques that may be used to measure fair value: 1) market approach - uses prices generated by market transactions involving identical or comparable assets or liabilities, 2) cost approach

EXHIBIT 99.3

- uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), and 3) income approach - uses valuation techniques to convert future amounts to present amounts based on current market expectations. All of the Company’s financial instruments within the scope of Fair Value are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices.
2. Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when considered necessary to reduce the net deferred tax assets to amounts which are more likely than not to be realized.

The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company has evaluated its tax positions for all open tax years, and management believes the Company has no material uncertain tax positions and has recorded no related interest or penalties for the periods ended September 30, 2015 and 2014.

In 2015, the Company was notified that its 2012 income tax returns were selected for examination. The IRS has not notified the Company of any issues and as such, no accruals have been made or estimated as the examination is ongoing.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with a limited number of high quality financial institutions and at times may exceed the amount of insurance provided on such deposits. Management does not believe a significant concentration of risk exists for cash and cash equivalents.

For accounts receivable, the Company performs periodic credit evaluations of its customers’ financial conditions and generally does not require collateral. One customer accounted for approximately 28% and 21% of revenue and 39% and 21% of gross accounts receivable during the periods ended September 30, 2015 and 2014, respectively. This significant customer has extended payment terms and is current based on this arrangement.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising costs were $228 and $152 for the nine months ended September 30, 2015 and 2014, respectively.

3. Acquisition

In May 2014, the Company executed an asset purchase agreement with StarView Solutions, LLC, under which the Company purchased certain assets including customer contracts and property and equipment. The total purchase price was $930. The Company allocated the entire purchase price to the customer contracts based on the estimated fair values of the customer contracts at the acquisition date, and an intangible asset was recorded as follows:

EXHIBIT 99.3

Consideration
Cash	$930
Fair value of total consideration transferred	$930

Recognized amounts of identifiable assets acquired and liabilities assumed:
Identifiable intangible assets	$930

4. Property and Equipment

Property and equipment consisted of the following as of September 30, 2015 and 2014:

	September 30,
	2015	2014
Data center	$3,341	$3,332
Computers and office equipment	2,493	874
Buildings and leasehold improvements	200	154
Furniture and fixtures	112	45
Total	6,146	4,405
Less accumulated depreciation and amortization	(2,277)	(1,185)
Property and equipment, net	$3,869	$3,220

Depreciation and amortization expense was $911 and $595 for the nine months ended September 30, 2015 and 2014, respectively.

5.   Intangible Assets

Intangible assets consisted of the following as of September 30, 2015 and 2014:

	September 30,
	2015	2014
Software platforms and licenses	$1,943	$1,941
Customer contracts	1,882	1,882
Total	3,825	3,823
Less accumulated amortization	(2,994)	(2,008)
Intangible assets, net	$831	$1,814

Amortization expense was $727 and $555 for the nine months ended September 30, 2015 and 2014, respectively.

6.  Borrowing Arrangements

Long-term debt consisted of the following as of September 30, 2015 and 2014:

EXHIBIT 99.3

	September 30,
	2015	2014
$35,000 notes payable with a private equity investment group with interest-only payments due quarterly at 13.00%, all accrued and unpaid interest and principal due at maturity, net of a discount ($2,281 at September 30, 2015), maturing in November 1, 2018 and February 24, 2019. The notes payable were issued under Note and Warrant Purchase Agreements in November 2013 and February 2014 (the “2013 and 2014 Notes”). At the option of the Company, accrued and unpaid interest on March 31, June 30, September 30, and December 31 of each year can be added to the principal balance of the notes.	$42,370	$36,199
Total long-term obligations	$42,370	$36,199

All loan agreements contain cross-default provisions and the Company is subject to debt covenants. At September 30, 2015 and 2014, the Company was in compliance with all of its covenants.

In conjunction with the issuance of the 2013 and 2014 notes, the Company issued fully detachable warrants for the purchase of 4,739,049 shares of its common stock. The warrants were fair valued using a valuation obtained by the Company from independent third parties for the nine months ended September 30, 2014. For the nine months ended September 30, 2015, the fair value was determined using the transaction price as outlined at Note 12. The warrants have an exercise price of $0.001 per share and may be exercised at any time subsequent to issuance. As of September 30, 2015 and 2014, no warrants had been exercised. The warrants were exercised in conjunction with the conclusion of the transaction as more fully discussed in Note 12.

Convertible Debt

In 2012, the Company executed a $3,250 convertible promissory note in conjunction with the acquisition of OuterNet Management, LP (the “ON Note”). In September 2014, the Company settled the existing note in exchange for $3,000. The principal and accrued unpaid interest on the note at the time of settlement was $3,419, which resulted in a gain of $419 upon settlement.

In conjunction with the issuance of the 2013 and 2014 notes, and, in order to maintain the ownership interest of the private equity investment group in the event of the conversion of the ON Note to common stock, the Company executed convertible promissory notes totaling $767. Interest-only payments are due annually on December 31 at a rate of 3.00% on the remaining outstanding principal balance. Accrued and unpaid interest on December 31 of each year will be added on a pro-rata basis to the principal balance of the 2013 and 2014 convertible notes.

The 2013 and 2014 convertible notes mature on December 31, 2017, but due to the settlement of the ON Note in September 2014, the outstanding principal and accrued but unpaid interest on the 2013 and 2014 convertible notes are due on demand, thus the outstanding principal balance at September 30, 2014 is presented as a current liability in the accompanying consolidated balance sheet. As of September 30, 2015, the entire balance had been repaid.

7.  Income Taxes

The Company applies an estimated annual effective tax rate (“ETR”) approach for calculating a tax provision for interim periods, as allowed under GAAP. Accordingly, the Company recorded a provision for income taxes of $1,495 and $1,363 for the nine months ended September 30, 2015 and 2014, respectively. The ETR differs from the U.S. federal statutory tax rate of 34% primarily as a result of nondeductible expenses and state income taxes.

EXHIBIT 99.3

8.  Restricted Stock

The Company had 142,625 and 163,375 shares of restricted stock outstanding at September 30, 2015 and 2014, respectively. These shares were issued to employees as compensation for services provided and vest based on the terms of the Restricted Stock Agreements, which include both time and performance vesting requirements. These shares are expected to vest over the next three years. The restricted shares were valued as of the grant date based on the fair value of the shares. The average grant date fair value of the non-vested shares was $0.82 and $0.51 at September 30, 2015 and 2014, respectively.

For the period ended September 30, 2015 and 2014, the Company recognized stock-based compensation expense of $119 and $108, respectively, related to the vesting of restricted stock. As of September 30, 2015 and 2014, there was $117 and $216, respectively, in unrecognized stock-based compensation expense related to non-vested restricted stock.

9.  Phantom Stock Plan

The Company has a phantom stock plan to provide certain employees with the right to participate in the growth of the Company through an incentive compensation arrangement. The fair value of phantom stock shares granted is estimated on the date of grant using a Black-Scholes option valuation model and are charged as compensation expense over the vesting period. The Company uses historical data to estimate the phantom stock share exercise and employee termination expectations within the valuation model. The estimated fair value of the Company’s common stock has been determined by utilizing a combination of income-based and market-based valuation methodologies. Expected volatilities are based on historical volatilities of other comparable entities and other factors.

As of September 30, 2015 and 2014, the Company had granted 935,000 and 654,500 shares, respectively, under Phantom Stock Agreements which vest quarterly over a three to four year period based on achieving Company targets. Phantom stockholders are included in any distributions made by the Company and the distribution received is equal to the number of vested phantom stock shares as a percentage of the total amount of phantom stock and common shares outstanding at the time of distribution. Phantom stockholders who resign or are terminated prior to the date specified in the Phantom Stock Agreements forfeit all phantom stock shares owned. The Company will purchase all phantom stock shares owned at fair market value for phantom stockholders who resign or are terminated after the date specified in the Phantom Stock Agreements.

As more fully explained in Note 12, the Company was acquired on October 22, 2015. As such, the Company used the transaction as its basis for determining fair value as of September 30, 2015. The phantom stock shares have a weighted average exercise price of $1.15 and $0.36 as of September 30, 2015 and 2014, respectively. The phantom stock shares are classified as a liability and remeasured at fair value until settlement. At September 30, 2015 and 2014, the Company had 193,250 and 172,792 vested phantom stock shares, respectively, with a fair value of $5.52 and $1.70 per share, respectively, resulting in a liability of $1,156 and $195, respectively, in the accompanying consolidated balance sheets.

10. Retirement Plan

The Company has a 401(k) plan which covers substantially all full-time employees. The Company has the option to make contributions in amounts to be determined by management subject to certain limitations. The Company made employer contributions of $250 and $162 to the 401(k) plan for the nine months ended September 30, 2015 and 2014, respectively.

EXHIBIT 99.3

11. Commitments

The Company leases office facilities under non-cancelable long-term operating leases. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and contain scheduled rent increases and certain other rent escalation clauses. The Company recognizes rent expense on a straight-line basis over the terms of the respective leases. Future minimum lease payments by year under operating leases with non-cancelable terms in excess of one year are as follows:

FN 10

Periods ending September 30,
2016	$284
2017	291
2018	288

Total rent expense was $332 and $426 for the nine months ended September 30, 2015 and 2014, respectively.

12. Subsequent Events

On September 15, 2015, GTT Communications, Inc., a Delaware corporation (“GTT”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Telecom & Technology Americas, Inc., a Delaware corporation and wholly-owned subsidiary of GTT (“Purchaser”), Duo Merger Sub, Inc., a Delaware corporation newly formed by Purchaser (“Merger Sub”), One Source Networks Inc., a Texas corporation (“One Source”), Ernest Cunningham, as representative of the equityholders in One Source (the “Shareholder Representative”) and, for limited portions of the Merger Agreement, certain key employees of One Source named in the Merger Agreement. Pursuant to the Merger Agreement, One Source will be merged with and into Merger Sub, with One Source being the surviving entity.

As a result of the merger, One Source will become a wholly-owned subsidiary of Purchaser, and Purchaser will pay an aggregate of $175 million to acquire One Source, subject to adjustment (the “Merger Consideration”). The deal closed on October 22, 2015.

Additionally, as a result of the transaction, certain outstanding unvested restricted stock will become fully vested. Outstanding unvested shares of phantom stock will expire.